Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2020 Financial Results

-- Fourth quarter GAAP net income of $148 million, or $0.76 per diluted share, and full year GAAP net income of $394 million, or $2.00 per diluted share --

-- New Insurance Written of $105 billion in new MI business for 2020; setting company record for annual flow mortgage insurance --

-- PMIERs excess Available Assets grows 38% to $1.3 billion (or 40% over the Minimum Required Assets) during the fourth quarter of 2020 --

-- Total Holding Company Liquidity of $1.4 billion --

-- Book value per share grows 11% year-over-year to $22.36 --

PHILADELPHIA--(BUSINESS WIRE)--February 24, 2021--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2020, of $148.0 million, or $0.76 per diluted share. This compares with net income for the quarter ended December 31, 2019, of $161.2 million, or $0.79 per diluted share.

Net income for the full year 2020 was $393.6 million, or $2.00 per diluted share. This compares to net income for the full year 2019 of $672.3 million, or $3.20 per diluted share.

Key Financial Highlights (dollars in millions, except per-share amounts)

	Quarter ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (1)	$148.0	$135.1	$161.2	$393.6	$672.3
Diluted net income per share	$0.76	$0.70	$0.79	$2.00	$3.20
Consolidated pretax income	$179.2	$161.2	$205.6	$479.4	$849.0
Adjusted pretax operating income (2)	$171.0	$145.0	$224.0	$432.1	$854.6
Adjusted diluted net operating income per share (2)(3)	$0.69	$0.59	$0.86	$1.74	$3.21
Return on equity(1)(4)	14.1%	13.3%	16.2%	9.4%	17.8%
Adjusted net operating return on equity (2)(3)	12.9%	11.3%	17.8%	8.2%	17.9%
New Insurance Written (NIW) - mortgage insurance	$29,781	$33,320	$19,953	$105,024	$71,327
Net premiums earned - mortgage insurance (5)	$286.8	$283.4	$298.5	$1,092.8	$1,134.2
New defaults (6)	14,552	20,508	10,869	108,025	40,985
Provision for losses - mortgage insurance	$56.3	$87.8	$34.4	$483.3	$131.5
	Quarter ended
	December 31, 2020	September 30, 2020	December 31, 2019
Book value per share (7)	$22.36	$21.52	$20.13
PMIERs Available Assets (8)	$4,700	$4,469	$3,630
PMIERs excess Available Assets (9)	$1,338	$970	$804
Total Holding Company Liquidity (10)	$1,371	$1,376	$921
Excess Available Resources to Support PMIERs (11)	$2,674	$2,311	$1,690
Total investments	$6,788	$6,585	$5,659
Primary mortgage insurance in force	$246,144	$245,467	$240,558
Percentage of primary loans in default (12)	5.2%	5.9%	2.0%
Mortgage insurance loss reserves	$844	$822	$401
(1)	Net income for the fourth quarter and full year 2020 includes a pretax net gain on investments and other financial instruments of $17.4 million and $60.3 million, respectively, compared to net gain on investments and other financial instruments for the fourth quarter and full year 2019 of $4.3 million and $51.7 million, respectively. Net income for the fourth quarter and full year 2019 also includes a pre-tax, non-cash impairment of goodwill and other acquired intangible assets of $18.5 million related to the company's sale of Clayton Services in January 2020.
(2)	Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.
(3)	Calculated using the company’s statutory tax rate of 21 percent.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	The fourth quarters of 2020 and 2019 include increases to premiums earned of $11.3 million and $17.4 million, respectively, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.
(6)	Represents new defaults in the number of loans reported during the period on loans related to primary mortgage insurance policies.
(7)	Accumulated other comprehensive income (loss) impacted book value per share by $1.38 per share as of December 31, 2020, and $0.55 per share as of December 31, 2019.
(8)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(9)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(10)	Represents Radian Group's total liquidity, including the $35 million minimum liquidity requirement and available capacity under its unsecured revolving credit facility.
(11)	Represents the sum of: (1) PMIERs excess Available Assets and (2) Total Holding Company Liquidity, net of the $35 million minimum liquidity requirement under the unsecured revolving credit facility.
(12)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended December 31, 2020, was $171.0 million, or $0.69 per diluted share. This compares with adjusted pretax operating income for the quarter ended December 31, 2019 of $224.0 million, or $0.86 per diluted share.

Adjusted pretax operating income for the full year 2020, was $432.1 million, or $1.74 per diluted share. This compares to adjusted pretax operating income for the full year 2019 of $854.6 million, or $3.21 per diluted share.

Book value as of December 31, 2020 was $4.3 billion, an increase of 6 percent compared to $4.0 billion as of December 31, 2019. Book value per share at December 31, 2020, was $22.36, an increase of 11 percent compared to $20.13 at December 31, 2019.

“While our quarterly and full-year results for 2020 were impacted by the pandemic environment, during the year we successfully increased book value per share by 11%, wrote record-breaking levels of new mortgage insurance business and grew revenues in our real estate segment,” said Radian’s Chief Executive Officer Rick Thornberry. “I’m proud to say that our business model weathered the storm as designed, demonstrating the strength and resilience we and the mortgage industry have been building since the last financial crisis in 2009. In 2020, we also took steps to fortify our capital position and increase our financial flexibility, with a focus on lowering the risk profile and through-the-cycle volatility of the business.”

Thornberry added, “Our solid results reflect the dedication of our outstanding team, who continue to support our customers and each other in a demanding, high-volume market. I’m pleased with our ability to operate well with strong momentum throughout a challenging year.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  NIW was $29.8 billion for the fourth quarter of 2020, compared to $33.3 billion in the third quarter of 2020 and $20.0 billion in the prior-year quarter. NIW was $105.0 billion for the full year 2020, an increase of 47.2 percent compared to $71.3 billion for the prior year.
    NIW for the full year 2020 represented record volume written on a flow basis for the company.
    Of the $29.8 billion in NIW in the fourth quarter of 2020, 91 percent was written with monthly and other recurring premiums, compared to 90 percent in the third quarter of 2020, and 82 percent in the fourth quarter of 2019.
    Refinances accounted for 35 percent of total NIW in the fourth quarter of 2020, compared to 30 percent in the third quarter of 2020, and 33 percent in the fourth quarter of 2019.
  Total primary mortgage insurance in force as of December 31, 2020, grew to $246.1 billion, an increase of 0.3 percent compared to $245.5 billion as of September 30, 2020, and an increase of 2.3 percent compared to $240.6 billion as of December 31, 2019. The year over year increase included a 11.4 percent increase in monthly premium insurance in force and a 20.9 percent decline in single premium insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve- month period, was 61.2 percent for the twelve months ended December 31, 2020, compared to 65.6 percent for the twelve months ended September 30, 2020 and 78.2 percent for the twelve months ended December 31, 2019.
    Annualized persistency for the three months ended December 31, 2020, was 60.4 percent, compared to 60.0 percent for the three months ended September 30, 2020, and 75.0 percent for the three months ended December 31, 2019.
  Net mortgage insurance premiums earned were $286.8 million for the quarter ended December 31, 2020, compared to $283.4 million for the quarter ended September 30, 2020, and $298.5 million for the quarter ended December 31, 2019. Net mortgage insurance premiums earned were $1.1 billion for the year ended December 31, 2020, compared to $1.1 billion for the year ended December 31, 2019.
    The fourth quarters of 2020 and 2019, include increases to premiums earned of $11.3 million and $17.4 million, respectively, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation.
    Mortgage insurance in force portfolio premium yield was 44.6 basis points in the fourth quarter of 2020, or 42.8 basis points excluding the impact of the fourth quarter 2020 premium adjustment described above. This compares to 43.2 basis points in the third quarter of 2020 and 50.0 basis points in the fourth quarter of 2019, or 47.1 basis points excluding the impact of the fourth quarter 2019 premium adjustment described above.
    The impact of single premium cancellations before consideration of reinsurance represented 8.7 basis points of direct premium yield in the fourth quarter of 2020, 10.7 basis points in the third quarter of 2020, and 4.4 basis points in the fourth quarter of 2019.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 46.7 basis points in the fourth quarter of 2020, or 44.8 basis points excluding the impact of the fourth quarter 2020 premium adjustment described above. This compares to 46.6 basis points in the third quarter of 2020, and 50.0 basis points in the fourth quarter of 2019 or 47.1 basis points excluding the impact of the fourth quarter 2019 premium adjustment described above.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $56.3 million in the fourth quarter of 2020, compared to $87.8 million in the third quarter of 2020, and $34.4 million in the fourth quarter of 2019. The mortgage insurance provision for losses was $483.3 million for the year ended December 31, 2020, compared to $131.5 million for the year ended December 31, 2019. The increase for the full year 2020 primarily relates to a significant increase in the number of new default notices as a result of the effects of the COVID-19 pandemic, substantially all due to borrowers in forbearance programs. The number of new defaults increased significantly during the second quarter of 2020, and while new defaults during the fourth quarter remained elevated compared to levels before the pandemic, they decreased 76.9 percent from the second quarter of 2020 and 29.0 percent from the third quarter of 2020.
    The number of primary delinquent loans was 55,537 as of December 31, 2020, compared to 62,737 as of September 30, 2020 and 21,266 as of December 31, 2019.
    The primary mortgage insurance delinquency rate was 5.2 percent in the fourth quarter of 2020, compared to 5.9 percent in the third quarter of 2020, and 2.0 percent in the fourth quarter of 2019.
    The loss ratio in the fourth quarter of 2020 was 19.6 percent, compared to 31.0 percent in the third quarter of 2020 and 11.5 percent in the fourth quarter of 2019.
    Mortgage insurance loss reserves were $844.1 million as of December 31, 2020, compared to $821.7 million as of September 30, 2020, and $401.3 million as of December 31, 2019.
    Total mortgage insurance claims paid were $40.6 million in the fourth quarter of 2020, compared to $10.8 million in the third quarter of 2020, and $28.5 million in the fourth quarter of 2019. Excluding the impact of commutations and settlements, claims paid were $8.4 million in the fourth quarter of 2020, compared to $11.1 million in the third quarter of 2020 and $24.8 million in the fourth quarter of 2019. For the full year 2020, total net claims paid were $97.6 million, compared to $132.2 million for the full year 2019.
  Radian's Real Estate segment offers a broad array of title, valuation, asset management and other real estate services to market participants across the real estate value chain.
    Total Real Estate segment revenues for the fourth quarter of 2020 were $23.6 million, compared to $29.8 million for the third quarter of 2020, and $22.0 million for the fourth quarter of 2019. Total revenues for the full year 2020 were $102.4 million, compared to $89.6 million for the same period of 2019.
    Adjusted earnings before interest, income taxes, depreciation and amortization (Real Estate adjusted EBITDA) for the quarter ended December 31, 2020 was a loss of $7.0 million, compared to a loss of $1.1 million for the quarter ended September 30, 2020, and a loss of $2.4 million for the quarter ended December 31, 2019. Real Estate adjusted EBITDA for the full year 2020 was a loss of $7.6 million, compared to a loss of $5.5 million for the prior year period. Additional details regarding the non-GAAP measure Real Estate adjusted EBITDA may be found in Exhibits F and G.
    The decrease in Real Estate adjusted EBITDA in the fourth quarter and full year 2020, compared to the fourth quarter and full year 2019, was primarily related to the negative impact of the COVID-19 pandemic on the operating environment for certain business lines and the continued strategic investment focused on our title and digital real estate businesses.
    Due to certain changes in the composition of our reportable segments made in the fourth quarter of 2020, our results for Real Estate and All Other have been restated for all prior periods to reflect these changes. See Exhibit E for more details on these reclassifications.
  Other operating expenses were $81.6 million in the fourth quarter of 2020, compared to $69.4 million in the third quarter of 2020, and $80.9 million in the fourth quarter of 2019. Other operating expenses were $280.7 million for the year ended December 31, 2020, compared to $306.1 million for the year ended December 31, 2019.
    The increase in the fourth quarter of 2020 compared to the third quarter of 2020 was primarily related to a $6.5 million increase in non-operating items and adjustments to share-based incentive compensation. The increase in the fourth quarter of 2020 compared to the fourth quarter of 2019 was driven primarily by an increase in non-operating items, which was partially offset by lower incentive compensation expense.
    The decrease for the full year 2020, compared to the full year 2019, was driven primarily by an increase in ceding commissions, lower professional services costs, and lower incentive compensation expense.

CAPITAL AND LIQUIDITY UPDATE

  At December 31, 2020, Excess Available Resources to Support Private Mortgage Insurer Eligibility Requirements (PMIERs)were $2.7 billion or 80 percent above Radian Guaranty's Minimum Required Assets of $3.4 billion.

Radian Group

  As of December 31, 2020, Radian Group maintained $1.1 billion of available liquidity. Total liquidity, which includes the company’s $267.5 million unsecured revolving credit facility, was $1.4 billion as of December 31, 2020.
  For the full year 2020, the company repurchased 11.0 million shares of Radian Group common stock at a total cost of $226.3 million, including commissions. In March 2020, the company temporarily suspended purchases under its share repurchase program by canceling its then current 10b5-1 plan. The company may initiate a new 10b5-1 plan at its discretion in the future, during an open trading window and in accordance with SEC rules. As of December 31, 2020, purchase authority of up to $198.9 million remained available under this program. The current share repurchase authorization expires on August 31, 2021.
  On November 11, 2020, Radian Group's board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.125 per share and the dividend was paid on December 4, 2020. On February 10, 2021 Radian Group's board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.125 per share and the dividend will be paid on March 4, 2021.
  For the full year 2020, Radian paid $97.5 million in dividends on its common stock.

Radian Guaranty

  As previously announced, in October 2020, Radian Guaranty entered into its fourth fully collateralized mortgage insurance-linked-note (ILN) reinsurance transaction, in which the company obtained $390.3 million of credit risk protection from Eagle Re 2020-2 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Radian Guaranty's related PMIERs credit under this ILN transaction remains subject to GSE approval.
  At December 31, 2020, Radian Guaranty’s Available Assets under PMIERs totaled approximately $4.7 billion, resulting in excess available resources or a “cushion” of $1.3 billion, or 40 percent, over its Minimum Required Assets of $3.4 billion.
  As of December 31, 2020, 66 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.4 billion reduction of Minimum Required Assets under PMIERs.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2020 financial results in a conference call tomorrow, Thursday, February 25, 2021, at 10:00 a.m. Eastern standard time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 888.771.4371 inside the U.S., or 847.585.4405 for international callers, using passcode 50081023 by referencing Radian.

A digital replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts using passcode 50081023.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization ("EBITDA"). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs
Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A (page 1 of 2)

	2020					2019
(In thousands, except per-share amounts)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned	$302,140	(1)	$286,471	$249,295	$277,415	$301,486
Services revenue	11,440	(1)	33,943	28,075	31,927	40,031
Net investment income	38,115		36,255	38,723	40,944	41,432
Net gains (losses) on investments and other financial instruments	17,376		17,652	47,276	(22,027)	4,257
Other income	790		913	1,072	822	818
Total revenues	369,861		375,234	364,441	329,081	388,024

Expenses:
Provision for losses	56,664		88,084	304,418	35,951	34,619
Policy acquisition costs	7,395		10,166	6,015	7,413	6,783
Cost of services	21,600		24,353	17,972	22,141	27,278
Other operating expenses	81,641		69,377	60,582	69,110	80,894
Interest expense	21,169		21,088	16,699	12,194	12,160
Impairment of goodwill	—		—	—	—	4,828
Amortization and impairment of other acquired intangible assets	2,225		961	979	979	15,823
Total expenses	190,694		214,029	406,665	147,788	182,385

Pretax income (loss)	179,167		161,205	(42,224)	181,293	205,639
Income tax provision (benefit)	31,154		26,102	(12,273)	40,832	44,455
Net income (loss)	$148,013		$135,103	$(29,951)	$140,461	$161,184
Diluted net income (loss) per share	$0.76		$0.70	$(0.15)	$0.70	$0.79
(1)	Includes the impact of a line item reclassification recorded in the fourth quarter to correct earlier periods in 2020, which increased net premiums earned and decreased services revenue by $7.8 million each. See Exhibit E for additional detail by period related to this out-of-period adjustment reflected in our All Other results.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2020	2019

Revenues:
Net premiums earned - insurance	$1,115,321	$1,145,349
Services revenue	105,385	154,596
Net investment income	154,037	171,796
Net gains (losses) on investments and other financial instruments	60,277	51,719
Other income	3,597	3,495
Total revenues	1,438,617	1,526,955

Expenses:
Provision for losses	485,117	132,031
Policy acquisition costs	30,989	25,314
Cost of services	86,066	108,324
Other operating expenses	280,710	306,129
Interest expense	71,150	56,310
Loss on extinguishment of debt	—	22,738
Impairment of goodwill	—	4,828
Amortization and impairment of other intangible assets	5,144	22,288
Total expenses	959,176	677,962

Pretax income	479,441	848,993
Income tax provision	85,815	176,684
Net income	$393,626	$672,309
Diluted net income per share	$2.00	$3.20
Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:
	2020				2019
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss) —basic and diluted	$148,013	$135,103	$(29,951)	$140,461	$161,184

Average common shares outstanding—basic (1)	193,248	193,176	193,299	200,161	203,431
Dilutive effect of stock-based compensation arrangements (2)	1,415	980	—	1,658	1,734
Adjusted average common shares outstanding—diluted	194,663	194,156	193,299	201,819	205,165

Basic net income (loss) per share	$0.77	$0.70	$(0.15)	$0.70	$0.79

Diluted net income (loss) per share	$0.76	$0.70	$(0.15)	$0.70	$0.79
(1)	Includes the impact of fully vested shares under our share-based compensation arrangements.
(2)	There were no dilutive shares for the three months ended June 30, 2020, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	324	710	2,295	132	—
	Year Ended December 31,
(In thousands, except per-share amounts)	2020	2019
Net income - basic and diluted	$393,626	$672,309

Average common shares outstanding—basic (1)	195,443	208,773
Dilutive effect of stock-based compensation arrangements (2)	1,199	1,567
Adjusted average common shares outstanding—diluted	196,642	210,340

Basic net income per share	$2.01	$3.22

Diluted net income per share	$2.00	$3.20
(1)	Includes the impact of fully vested shares under our share-based compensation arrangements.
(2)	The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:
	Year Ended December 31,
(In thousands)	2020	2019
Shares of common stock equivalents	865	221
Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per-share amounts)	2020	2020	2020	2020	2019

Assets:
Investments	$6,788,442	$6,584,577	$6,431,350	$5,608,627	$5,658,747
Cash	87,915	82,020	68,387	54,108	92,729
Restricted cash	6,231	4,424	16,279	7,817	3,545
Accrued investment income	34,047	36,093	34,179	32,559	32,333
Accounts and notes receivable	121,294	145,164	110,722	123,381	93,630
Reinsurance recoverables	73,202	66,515	56,852	17,722	16,976
Deferred policy acquisition costs	18,305	17,926	21,774	20,855	20,759
Property and equipment, net	80,457	88,717	89,143	87,915	87,879
Prepaid reinsurance premium	267,638	295,062	330,476	356,104	363,856
Goodwill and other acquired intangible assets, net	23,043	25,268	26,229	27,208	28,187
Other assets	447,447	431,579	383,918	354,136	409,672
Total assets	$7,948,021	$7,777,345	$7,569,309	$6,690,432	$6,808,313

Liabilities and stockholders’ equity:
Unearned premiums	$448,791	$501,787	$561,280	$605,045	$626,822
Reserve for losses and loss adjustment expense	848,413	825,792	738,885	418,202	404,765
Senior notes	1,405,674	1,404,759	1,403,857	887,584	887,110
FHLB advances	176,483	141,058	175,122	173,760	134,875
Reinsurance funds withheld	278,555	318,773	312,350	302,551	291,829
Net deferred tax liability	213,897	166,136	126,883	90,500	71,084
Other liabilities	291,855	296,661	264,927	348,282	343,105
Total liabilities	3,663,668	3,654,966	3,583,304	2,825,924	2,759,590

Common stock	210	210	210	208	219
Treasury stock	(910,115)	(909,745)	(909,738)	(902,024)	(901,657)
Additional paid-in capital	2,245,897	2,238,869	2,232,949	2,231,670	2,449,884
Retained earnings	2,684,636	2,561,076	2,450,423	2,504,853	2,389,789
Accumulated other comprehensive income	263,725	231,969	212,161	29,801	110,488
Total stockholders’ equity	4,284,353	4,122,379	3,986,005	3,864,508	4,048,723
Total liabilities and stockholders’ equity	$7,948,021	$7,777,345	$7,569,309	$6,690,432	$6,808,313

Shares outstanding	191,606	191,556	191,492	190,387	201,164
Book value per share	$22.36	$21.52	$20.82	$20.30	$20.13
Debt to capital ratio (1)	24.7%	25.4%	26.0%	18.7%	18.0%
Risk to capital ratio-Radian Guaranty only	12.7:1	13.2:1	13.3:1	13.8:1	13.6:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D (page 1 of 2)

	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations (1)	$272,331	$259,889	$263,468	$274,647	$295,845
Single Premium Policy cancellations	53,526	65,667	50,023	24,133	26,479
Total direct - Mortgage (1)	325,857	325,556	313,491	298,780	322,324
Assumed - Mortgage: (2)	2,615	2,946	3,197	3,456	2,837
Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(27,229)	(25,120)	(26,493)	(28,609)	(28,055)
Single Premium Policy cancellations (3)	(15,197)	(18,679)	(14,424)	(7,183)	(7,843)
Profit commission - other (4)	770	(1,347)	(28,175)	8,555	9,241
Total ceded premiums, net of profit commission - Mortgage (5)	(41,656)	(45,146)	(69,092)	(27,237)	(26,657)
Net premiums earned - Mortgage (1)	286,816	283,356	247,596	274,999	298,504
Net premiums earned - Real Estate (6)	7,572	7,099	4,734	3,149	3,343
Net premiums earned - All Other (6)	7,752	(3,984)	(3,035)	(733)	(361)
Net premiums earned (1)	$302,140	$286,471	$249,295	$277,415	$301,486
(1)	The fourth quarters of 2020 and 2019 include increases to premiums earned of $11.3 million and $17.4 million, respectively, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.
(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for all periods.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance
Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2020	2019

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations	$1,070,335	$1,154,045	(1)
Single Premium Policy cancellations	193,349	79,483
Total direct - Mortgage	1,263,684	1,233,528
Assumed - Mortgage: (2)	12,214	10,382
Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(107,451)	(134,946)	(1)
Single Premium Policy cancellations (3)	(55,483)	(23,766)
Profit commission - other (4)	(20,197)	49,016	(1)
Total ceded premiums, net of profit commission - Mortgage (5)	(183,131)	(109,696)
Net premiums earned - Mortgage	1,092,767	1,134,214
Net premiums earned - Real Estate (6)	22,554	11,976
Net premiums earned - All Other (6)	—	(841)
Net premiums earned	$1,115,321	$1,145,349
(1)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for all periods.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 6)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage (1)
	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written (2) (3)	$261,244	$259,278	$229,458	$260,974	$287,952
(Increase) decrease in unearned premiums	25,572	24,078	18,138	14,025	10,552
Net premiums earned	286,816	283,356	247,596	274,999	298,504
Services revenue	3,717	3,914	3,918	3,216	2,936
Net investment income	34,235	32,054	34,708	36,198	37,818
Other income	735	689	721	671	719
Total	325,503	320,013	286,943	315,084	339,977
Provision for losses	56,312	87,753	304,021	35,246	34,411
Policy acquisition costs	7,395	10,166	6,015	7,413	6,783
Cost of services	3,245	2,908	2,133	1,757	1,713
Other operating expenses before allocated corporate operating expenses (4)	21,974	21,635	18,537	23,593	32,604
Interest expense (5) (7)	21,169	21,088	16,699	12,194	12,160
Total (6)	110,095	143,550	347,405	80,203	87,671
Adjusted pretax operating income (loss) before allocated corporate operating expenses	215,408	176,463	(60,462)	234,881	252,306
Allocation of corporate operating expenses	31,102	29,127	25,359	29,214	27,394
Adjusted pretax operating income (loss)	$184,306	$147,336	$(85,821)	$205,667	$224,912
	Real Estate (1) (7)
	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned (8)	$7,572	$7,099	$4,734	$3,149	$3,343
Services revenue (6) (8)	15,958	22,627	17,688	23,251	18,511
Net investment income	43	67	126	125	144
Total	23,573	29,793	22,548	26,525	21,998
Provision for losses	392	370	426	743	238
Cost of services	15,706	18,085	12,681	14,989	13,904
Other operating expenses before allocated corporate operating expenses (4)	15,238	13,136	10,527	10,579	10,803
Total	31,336	31,591	23,634	26,311	24,945
Adjusted pretax operating income before allocated corporate operating expenses (9)	(7,763)	(1,798)	(1,086)	214	(2,947)
Allocation of corporate operating expenses	3,369	3,248	2,823	3,367	2,675
Adjusted pretax operating income (loss)	$(11,132)	$(5,046)	$(3,909)	$(3,153)	$(5,622)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 6)

	All Other (1) (7) (10)
	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned (8)	$7,752	$(3,984)	$(3,035)	$(733)	$(361)
Services revenue (6) (8)	(7,963)	8,267	6,579	5,652	18,874
Net investment income	3,837	4,134	3,889	4,621	3,470
Other income	55	224	104	151	99
Total	3,681	8,641	7,537	9,691	22,082
Cost of services	2,835	4,127	3,177	5,500	11,871
Other operating expenses (4)	3,033	1,824	3,129	2,106	5,518
Total	5,868	5,951	6,306	7,606	17,389
Adjusted pretax operating income (loss)	$(2,187)	$2,690	$1,231	$2,085	$4,693
(1)	Certain organizational changes implemented in the first quarter of 2020 following the sale of Clayton caused the composition of our reportable segments to change, including all activity related to Clayton prior to the sale and certain other impacts now being reflected in All Other activities. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.
(2)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(3)

The fourth quarters of 2020 and 2019 include increases to premiums earned of $11.3 million and $17.4 million, respectively, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(6)	Inter-segment information:

	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment revenue included in:
Mortgage	$—	$—	$—	$83	$160
Real Estate	86	98	91	87	87
All Other	186	767	19	22	43
Total inter-segment revenue	$272	$865	$110	$192	$290

Inter-segment expense included in:
Mortgage	$86	$98	$91	$87	$79
Real Estate	186	767	19	22	16
All Other	—	—	—	83	195
Total inter-segment expense	$272	$865	$110	$192	$290
See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 6)

Notes continued from prior page.

(7)

The wind-down of our traditional appraisal business announced in the fourth quarter of 2020 caused the composition of our reportable segments to change, including all activity related to that business and certain other adjustments to services revenue now being reflected in All Other activities. In addition, there were certain other immaterial reclassifications to net investment income and interest expense. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(8)

In the fourth quarter of 2020, we reclassified certain revenue previously reflected in the Real Estate segment results as services revenue to net premiums earned. As a result, for all periods presented, on the Real Estate segment, net premiums earned has been increased and services revenue has been decreased, with offsetting adjustments reflected in All Other activities.

(9) Supplemental information for Real Estate adjusted EBITDA (see definition in Exhibit F):
	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss) before corporate allocations	$(7,763)	$(1,798)	$(1,086)	$214	$(2,947)
Depreciation and amortization	744	679	771	663	552
Real Estate adjusted EBITDA	$(7,019)	$(1,119)	$(315)	$877	$(2,395)
(10)	All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods prior to it's sale in the first quarter of 2020, revenue and expenses related to Clayton; (iv) revenue and expenses from our traditional appraisal business; and (v) other immaterial revenue and expense items.
Selected Mortgage Key Ratios
	2020				2019
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Loss ratio (1)	19.6%	31.0%	122.8%	12.8%	11.5%
Expense ratio (1)	21.1%	21.5%	20.2%	21.9%	22.4%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 6)

	Mortgage (1)
	Year Ended December 31,
(In thousands)	2020	2019
Net premiums written (2)	$1,010,954	$1,075,450
Decrease in unearned premiums	81,813	58,764	(3)
Net premiums earned	1,092,767	1,134,214
Services revenue	14,765	8,134
Net investment income	137,195	151,491
Other income	2,816	2,798
Total	1,247,543	1,296,637
Provision for losses	483,332	131,473
Policy acquisition costs	30,989	25,314
Cost of services	10,043	4,961
Other operating expenses before allocated corporate operating expenses (4)	85,739	121,647
Interest expense (5)	71,150	56,310
Total (6)	681,253	339,705
Adjusted pretax operating income before allocated corporate operating expenses	566,290	956,932
Allocation of corporate operating expenses	114,802	104,078
Adjusted pretax operating income	$451,488	$852,854
	Real Estate (1) (7)
	Year Ended December 31,
(In thousands)	2020	2019
Net premiums earned (8)	$22,554	$11,976
Services revenue (6) (8)	79,524	76,941
Net investment income	361	680
Total	102,439	89,597
Provision for losses	1,931	749
Cost of services	61,461	56,638
Other operating expenses before allocated corporate operating expenses (4)	49,480	40,032
Total	112,872	97,419
Adjusted pretax operating income (loss) before allocated corporate operating expenses (9)	(10,433)	(7,822)
Allocation of corporate operating expenses	12,807	10,165
Adjusted pretax operating income (loss)	$(23,240)	$(17,987)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 6)

	All Other (1) (7) (10)
	Year Ended December 31,
(In thousands)	2020	2019
Net premiums earned (8)	$—	$(841)
Services revenue (6) (8)	12,535	70,961
Net investment income	16,481	19,625
Other income	534	697
Total	29,550	90,442
Cost of services	15,639	47,625
Other operating expenses (4)	10,092	23,049
Total	25,731	70,674
Adjusted pretax operating income	$3,819	$19,768
(1)	Certain organizational changes implemented in the first quarter of 2020 following the sale of Clayton caused the composition of our reportable segments to change, including all activity related to Clayton prior to the sale and certain other impacts now being reflected in All Other activities. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.
(2)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(3)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(6)	Inter-segment information:
	Year Ended December 31,
(In thousands)	2020	2019
Inter-segment revenue included in:
Mortgage	$83	$502
Real Estate	362	87
All Other	994	851
Total inter-segment revenue	$1,439	$1,440

Inter-segment expense included in:
Mortgage	$362	$539
Real Estate	994	16
All Other	83	885
Total inter-segment expense	$1,439	$1,440
See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 6 of 6)

Notes continued from prior page.

(7)

The wind-down of our traditional appraisal business announced in the fourth quarter of 2020 caused the composition of our reportable segments to change, including all activity related to that business and certain other adjustments to services revenue now being reflected in All Other activities. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(8)

In the fourth quarter of 2020, we reclassified certain revenue previously reflected in the Real Estate segment results as services revenue to net premiums earned. As a result, for all periods presented, on the Real Estate segment, net premiums earned has been increased and services revenue has been decreased, with offsetting adjustments reflected in All Other activities.

(9) Supplemental information for Real Estate adjusted EBITDA (see definition in Exhibit F):
	Year Ended December 31,
(In thousands)	2020	2019
Adjusted pretax operating income (loss) before corporate allocations	$(10,433)	$(7,822)
Depreciation and amortization	2,857	2,321
Real Estate adjusted EBITDA	$(7,576)	$(5,501)
(10)	All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods prior to it's sale in the first quarter of 2020, revenue and expenses related to Clayton; (iv) revenue and expenses from our traditional appraisal business; and (v) other immaterial revenue and expense items.
Selected Mortgage Key Ratios
	Year Ended December 31,
	2020	2019
Loss ratio (1)	44.2%	11.6%
Expense ratio (1)	21.2%	22.1%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; and (iii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income (loss) as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Real Estate adjusted EBITDA.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 6)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income (loss)	$179,167	$161,205	$(42,224)	$181,293	$205,639
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	17,376	17,652	47,276	(22,027)	4,257
Impairment of goodwill	—	—	—	—	(4,828)
Amortization and impairment of other acquired intangible assets	(2,225)	(961)	(979)	(979)	(15,823)
Impairment of other long-lived assets and other non-operating items (1)	(6,971)	(466)	(22)	(300)	(1,950)
Total adjusted pretax operating income (loss) (2)	$170,987	$144,980	$(88,499)	$204,599	$223,983
(1)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss):
Mortgage segment	$184,306	$147,336	$(85,821)	$205,667	$224,912
Real Estate segment	(11,132)	(5,046)	(3,909)	(3,153)	(5,622)
All Other activities	(2,187)	2,690	1,231	2,085	4,693
Total adjusted pretax operating income (loss)	$170,987	$144,980	$(88,499)	$204,599	$223,983

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 6)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income (Loss) Per Share
	2020				2019
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income (loss) per share	$0.76	$0.70	$(0.15)	$0.70	$0.79

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.09	0.09	0.24	(0.11)	0.02
Impairment of goodwill	—	—	—	—	(0.02)
Amortization and impairment of other acquired intangible assets	(0.01)	—	(0.01)	—	(0.08)
Impairment of other long-lived assets and other non-operating items	(0.04)	—	—	—	(0.01)
Income tax (provision) benefit on reconciling income (expense) items (1)	(0.01)	(0.02)	(0.05)	0.02	0.02
Difference between statutory and effective tax rate	0.04	0.04	0.03	(0.01)	—
Per-share impact of reconciling income (expense) items	0.07	0.11	0.21	(0.10)	(0.07)
Adjusted diluted net operating income (loss) per share (1)	$0.69	$0.59	$(0.36)	$0.80	$0.86

(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2020				2019
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Return on equity (1)	14.1%	13.3%	(3.1)%	14.2%	16.2%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.7	1.7	4.8	(2.2)	0.4
Impairment of goodwill	—	—	—	—	(0.5)
Amortization and impairment of other acquired intangible assets	(0.2)	(0.1)	(0.1)	(0.1)	(1.6)
Impairment of other long-lived assets and other non-operating items	(0.7)	—	—	—	(0.2)
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.2)	(0.3)	(1.0)	0.5	0.4
Difference between statutory and effective tax rate	0.6	0.7	0.3	(0.3)	(0.1)
Impact of reconciling income (expense) items	1.2	2.0	4.0	(2.1)	(1.6)
Adjusted net operating return on equity	12.9%	11.3%	(7.1)%	16.3%	17.8%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 6)

Reconciliation of Net Income (Loss) to Real Estate Adjusted EBITDA

	2020				2019
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss)	$148,013	$135,103	$(29,951)	$140,461	$161,184
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	17,376	17,652	47,276	(22,027)	4,257
Impairment of goodwill	—	—	—	—	(4,828)
Amortization and impairment of other acquired intangible assets	(2,225)	(961)	(979)	(979)	(15,823)
Impairment of other long-lived assets and other non-operating items	(6,971)	(466)	(22)	(300)	(1,950)
Income tax (provision) benefit	(31,154)	(26,102)	12,273	(40,832)	(44,455)
Mortgage adjusted pretax operating income (loss)	184,306	147,336	(85,821)	205,667	224,912
All Other adjusted pretax operating income	(2,187)	2,690	1,231	2,085	4,693
Real Estate adjusted pretax operating income (loss)	(11,132)	(5,046)	(3,909)	(3,153)	(5,622)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Real Estate	(3,369)	(3,248)	(2,823)	(3,367)	(2,675)
Real Estate depreciation and amortization	(744)	(679)	(771)	(663)	(552)
Real Estate adjusted EBITDA	$(7,019)	$(1,119)	$(315)	$877	$(2,395)

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 6)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2020	2019
Consolidated pretax income	$479,441	$848,993
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	60,277	51,719
Loss on extinguishment of debt	—	(22,738)
Impairment of goodwill	—	(4,828)
Amortization and impairment of other acquired intangible assets	(5,144)	(22,288)
Impairment of other long-lived assets and other non-operating items (1)	(7,759)	(7,507)
Total adjusted pretax operating income (2)	$432,067	$854,635
(1)	The amounts for both periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.
(2)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	Year Ended December 31,
(In thousands)	2020	2019
Adjusted pretax operating income (loss):
Mortgage segment	$451,488	$852,854
Real Estate segment	(23,240)	(17,987)
All Other activities	3,819	19,768
Total adjusted pretax operating income	$432,067	$854,635
Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2020	2019
Diluted net income per share	$2.00	$3.20

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.31	0.25
Loss on extinguishment of debt	—	(0.11)
Impairment of goodwill	—	(0.02)
Amortization and impairment of other acquired intangible assets	(0.03)	(0.11)
Impairment of other long-lived assets and other non-operating items	(0.04)	(0.04)
Income tax (provision) benefit on other income (expense) items (1)	(0.05)	0.01
Difference between statutory and effective tax rate	0.07	0.01
Per-share impact of other income (expense) items	0.26	(0.01)
Adjusted diluted net operating income per share (1)	$1.74	$3.21
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 5 of 6)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Year Ended December 31,
	2020	2019
Return on equity (1)	9.4%	17.8%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.4	1.4
Loss on extinguishment of debt	—	(0.6)
Impairment of goodwill	—	(0.1)
Amortization and impairment of other acquired intangible assets	(0.1)	(0.6)
Impairment of other long-lived assets and other non-operating items	(0.2)	(0.2)
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.2)	—
Difference between statutory and effective tax rate (3)	0.3	—
Impact of reconciling income (expense) items	1.2	(0.1)
Adjusted net operating return on equity	8.2%	17.9%
(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 6 of 6)

Reconciliation of Net Income to Real Estate Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2020	2019
Net income	$393,626	$672,309
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	60,277	51,719
Loss on extinguishment of debt	—	(22,738)
Impairment of goodwill	—	(4,828)
Amortization and impairment of other acquired intangible assets	(5,144)	(22,288)
Impairment of other long-lived assets and other non-operating items	(7,759)	(7,507)
Income tax (provision) benefit	(85,815)	(176,684)
Mortgage adjusted pretax operating income	451,488	852,854
All Other adjusted pretax operating income	3,819	19,768
Real Estate adjusted pretax operating income (loss)	(23,240)	(17,987)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Real Estate	(12,807)	(10,165)
Real Estate depreciation and amortization	(2,857)	(2,321)
Real Estate adjusted EBITDA	$(7,576)	$(5,501)

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. “Real Estate adjusted EBITDA” and “Real Estate adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2020				2019
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

New insurance written ("NIW")	$29,781	$33,320	$25,459	$16,706	$19,953

Percentage of NIW by FICO score (1)
>=740	64.7%	66.2%	67.3%	65.7%	66.3%
680-739	31.5	30.7	30.1	31.1	30.5
620-679	3.8	3.1	2.6	3.2	3.2
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of NIW
Borrower-paid	99.2%	98.5%	97.8%	96.7%	97.4%

Percentage by premium type
Direct monthly and other recurring premiums	91.4%	90.0%	84.7%	81.1%	82.1%
Borrower-paid (2) (3)	8.3	9.0	13.6	16.5	16.0
Lender-paid (2)	0.3	1.0	1.7	2.4	1.9
Direct single premiums (2)	8.6	10.0	15.3	18.9	17.9
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW for purchases	64.6%	70.5%	56.4%	66.2%	67.5%
NIW for refinances	35.4%	29.5%	43.6%	33.8%	32.5%

Percentage by LTV
95.01% and above	8.9%	9.7%	8.3%	9.9%	11.5%
90.01% to 95.00%	34.7	39.6	36.4	37.6	35.8
85.01% to 90.00%	29.8	28.3	29.8	30.3	30.0
85.00% and below	26.6	22.4	25.5	22.2	22.7
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.
(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2020	2020	2020	2020	2019
Primary insurance in force (1)
Prime	$242,044	$241,166	$236,835	$236,958	$235,742
Alt-A and A minus and below	4,100	4,301	4,471	4,628	4,816
Primary	$246,144	$245,467	$241,306	$241,586	$240,558

Primary risk in force (1) (2)
Prime	$59,689	$59,972	$59,253	$59,827	$59,780
Alt-A and A minus and below	967	1,017	1,058	1,096	1,141
Primary	$60,656	$60,989	$60,311	$60,923	$60,921

Percentage of primary risk in force
Direct monthly and other recurring premiums	79.1%	76.8%	73.8%	72.6%	72.4%
Direct single premiums	20.9%	23.2%	26.2%	27.4%	27.6%

Percentage of primary risk in force by FICO score (3)
>=740	57.5%	57.6%	57.4%	57.2%	56.9%
680-739	34.6	34.3	34.3	34.2	34.2
620-679	7.3	7.5	7.7	8.0	8.2
<=619	0.6	0.6	0.6	0.6	0.7
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.4%	14.3%	14.2%	14.3%	14.2%
90.01% to 95.00%	49.3	50.1	50.4	51.0	51.3
85.01% to 90.00%	28.0	27.9	28.1	27.9	27.9
85.00% and below	8.3	7.7	7.3	6.8	6.6
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	6.2%	6.6%	7.2%	7.5%	7.8%
2009 - 2013	4.4	5.2	6.3	6.9	7.5
2014	2.6	3.0	3.6	4.0	4.3
2015	4.3	5.1	6.1	6.9	7.4
2016	7.6	8.9	10.6	11.7	12.5
2017	9.1	10.7	13.0	14.8	16.0
2018	9.8	11.7	14.0	16.4	17.9
2019	17.8	20.6	23.3	25.4	26.6
2020	38.2	28.2	15.9	6.4	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$3,250	$3,747	$4,263	$1,001	$1,061
Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Persistency Rate (12 months ended) (4)	61.2%	65.6%	70.2%	75.4%	78.2%
Persistency Rate (quarterly, annualized) (4) (5)	60.4%	60.0%	63.8%	76.5%	75.0%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

For the quarters ended December 31, 2020 and September 30, 2020, the Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2020				2019
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Total primary claims paid	$8,353	$11,331	$22,144	$24,358	$24,267
Total pool and other	70	(230)	639	(911)	559
Subtotal	8,423	11,101	22,783	23,447	24,826
Impact of commutations and settlements (2)	32,170	(267)	—	(56)	3,691
Total net claims paid	$40,593	$10,834	$22,783	$23,391	$28,517
Total average net primary claims paid (1) (3)	$46.9	$46.4	$47.9	$50.3	$50.9
Average direct primary claims paid (3) (4)	$48.5	$47.8	$49.0	$51.4	$52.1
(1)	Net of reinsurance recoveries.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the fourth quarter of 2020, primarily includes payments made to settle certain previously disclosed legal proceedings.

(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except per default amounts)	2020	2020	2020	2020	2019

Reserve for losses by category (1)
Mortgage reserves
Prime	$711,245	$655,754	$573,463	$264,694	$248,727
Alt-A and A minus and below	88,269	88,879	86,646	88,481	91,093
IBNR and other	9,966	43,153	43,342	40,583	40,920
LAE	20,172	18,745	16,807	9,216	8,918
Total primary reserves	829,652	806,531	720,258	402,974	389,658
Total pool reserves	14,163	14,779	14,398	11,297	11,322
Total 1st lien reserves	843,815	821,310	734,656	414,271	400,980
Other	292	398	335	407	293
Total Mortgage reserves	844,107	821,708	734,991	414,678	401,273
Real Estate reserves	4,306	4,084	3,894	3,524	3,492
Total reserves	$848,413	$825,792	$738,885	$418,202	$404,765

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$14,759	$12,168	$9,706	$18,320	$16,399
(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,031,736	1,043,450	1,040,964	1,049,974	1,049,954
Number of loans in default	51,032	58,057	64,648	15,497	16,532
Percentage of loans in default	4.95%	5.56%	6.21%	1.48%	1.57%

Alt-A and A minus and below
Number of insured loans	26,208	27,310	28,357	29,375	30,439
Number of loans in default	4,505	4,680	5,094	4,284	4,734
Percentage of loans in default	17.19%	17.14%	17.96%	14.58%	15.55%

Total Primary
Number of insured loans	1,057,944	1,070,760	1,069,321	1,079,349	1,080,393
Number of loans in default	55,537	62,737	69,742	19,781	21,266
Percentage of loans in default	5.25%	5.86%	6.52%	1.83%	1.97%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2020				2019
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$(1,117)	$2,119	$35,821	$6,687	$9,217
% of premiums written	(0.4)%	0.8%	13.0%	2.4%	3.0%
Ceded premiums earned	$29,510	$36,742	$60,652	$18,712	$19,428
% of premiums earned	8.6%	11.2%	19.2%	6.2%	6.1%
Ceding commissions written	$(3,847)	$(4,984)	$(5,304)	$8,413	$6,836
Ceding commissions earned (2)	$13,197	$17,038	$13,453	$9,966	$12,055
Profit commission	$18,406	$20,425	$(10,649)	$16,405	$17,792
Ceded losses	$7,106	$10,189	$39,635	$1,962	$1,533

Excess-of-Loss Program
Ceded premiums written	$15,240	$7,499	$7,525	$12,678	$6,834
% of premiums written	5.2%	2.8%	2.7%	4.5%	2.2%
Ceded premiums earned	$12,037	$8,290	$8,321	$8,405	$7,104
% of premiums earned	3.7%	2.5%	2.6%	2.8%	2.2%

Ceded RIF (3)
QSR Program	$381,787	$454,585	$532,743	$596,166	$644,512
Single Premium QSR Program	6,646,812	7,358,932	8,173,756	8,580,047	8,582,067
Excess-of-Loss Program	1,560,600	1,170,200	1,170,200	1,230,000	850,800
Total Ceded RIF	$8,589,199	$8,983,717	$9,876,699	$10,406,213	$10,077,379

PMIERs impact - reduction in Minimum Required Assets (4)
QSR Program	$22,712	$26,213	$30,837	$31,638	$35,382
Single Premium QSR Program	423,712	469,625	517,028	501,668	511,695
Excess-of-Loss Program	912,734	783,842	970,294	1,066,464	738,386
Total PMIERs impact	$1,359,158	$1,279,680	$1,518,159	$1,599,770	$1,285,463
(1)	Net of profit commission.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2020				2019
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Ceding commissions	$(10,436)	$(12,337)	$(10,406)	$(7,967)	$(7,973)
(3)	Included in primary RIF.
(4)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has caused significant economic disruption, high unemployment, periods of volatility and disruption in financial markets, and required adjustments in the housing finance system and real estate markets. The COVID-19 pandemic has adversely impacted our businesses, and this impact may continue for an unknown period and could expand in scope. We expect that the COVID-19 pandemic and measures taken to reduce its spread could further impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors-The COVID-19 pandemic has adversely impacted our business, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope, severity and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  further changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  the Enterprise Regulatory Capital Framework that was finalized by the FHFA in December 2020 and, among other items, increases the capital requirements for the GSEs and reduces their credit for risk transfer, which could impact the GSEs' operations, pricing and the size of the insurable mortgage insurance market, and which may form the basis for future versions of the PMIERs;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and various licenses and complex compliance requirements;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto, such as the application of the recent and temporary amendment that applies a reduced capital charge nationwide for certain COVID-19-related nonperforming loans, and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, changes in the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, including changes to the GSEs’ business practices in response to the COVID-19 pandemic;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  uncertainty from the expected discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could be impacted by the burdens placed on many servicers due to the impact of the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including the recently finalized changes to the "qualified mortgages" (QM) loan requirements;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt)new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including potential changes in tax law under the newly elected Biden Administration;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty such as we are currently experiencing due to the COVID-19 pandemic, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to forbearance, a repayment plan or a loan modification trial period under a loan modification in response to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  changes in “GAAP”(accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  effectiveness and security of our information technology systems and solutions, including our ability to successfully develop, launch and implement new and innovative technologies and digital solutions and the potential disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383 email:john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167 email: rashi.iyer@radian.com